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                                                                     EXHIBIT 5.1


                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022

                                 April 22, 1998

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Mobius Management Systems, Inc.
                  Registration Statement on Form S-1
                  (File No. 333-47117)

Ladies and Gentlemen:

     We have acted as counsel to Mobius Management Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the initial public offering of (i) 2,500,000 shares of common stock, par value $0.0001 per share of the Company (the "Common Stock"), to be sold by the Company and 400,000 shares of Common Stock to be sold by certain stockholders of the Company (the "Selling Stockholders") (such 2,900,000 shares, the "Firm Shares") and (ii) up to 435,000 shares of Common Stock (the "Additional Shares") to be sold by the Selling Stockholders upon an exercise of an option granted by the Selling Stockholders to Goldman, Sachs & Company, NationsBanc Montgomery Securities LLC and BancAmerica Robertson Stephens, as representatives of the certain underwriters (the "Representatives"), to cover over-allotments of the Shares, pursuant to an underwriting agreement to be entered into by and among the Company, the Selling Stockholders and the Representatives (the "Underwriting Agreement"). The Firm Shares and the Additional Shares are collectively referred to herein as the "Shares."


                  As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

                  In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and
(b) relied on (i) certificates of public officials and (ii) as
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to matters of fact, statements and certificates of officers of the Company.

                  We are attorneys admitted to the Bar of the State of New York, and we express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware.


                  Based upon the foregoing, we are of the opinion that (a) the Shares being offered by the Company have been validly authorized and, when issued and sold in accordance with the terms set forth in the Underwriting Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company; and (b) the Shares being offered by the Selling Stockholders have been duly and validly authorized and issued and are fully paid and non-assessable.


                  Kenneth P. Kopelman, a director of the Company, is a member of our firm and owns options to purchase 10,000 shares of Common Stock.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                    Very truly yours,

                                    /s/ Kramer, Levin, Naftalis & Frankel